EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Babcock & Wilcox Enterprises, Inc. on Form S-8 pertaining to the Babcock & Wilcox Enterprises, Inc. Long-Term Incentive Plan, as amended and restated as of May 19, 2022, of our report dated March 8, 2022, relating to the consolidated financial statements of Babcock & Wilcox Enterprises, Inc. and the effectiveness of Babcock & Wilcox Enterprises Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

July 18, 2022